Exhibit 99.1

CONTACT: Brian Anderson MediciNova, Inc. Phone: 858-622-9752 Email: banderson@medicinova.com

FOR IMMEDIATE RELEASE

MediciNova Announces Adjustment in Business Forecasts

SAN DIEGO, California – June 17, 2005 Medicinova, Inc. today announced that the company lowered its business forecasts regarding performance results which were reported in connection with the announcement of its financial results on March 22, 2005.

1. Adjustment of the forecast of performance results for the period from January 1, 2005 to June 30, 2005 (unless otherwise noted, all amounts are expressed in U.S. Dollars):

	Revenues	Operating profit	Net income
The forecast on March 22, 2005 (A)	42,200	(18,600,000)	(17,100,000)
The forecast on July 17, 2005 (B)	32,100	(14,200,000)	(12,500,000)
Variance (B-A)	10,113	(4,400,000)	(4,600,000)
Variance rate (%)	(24.0)	—	—
Results of operation in the previous period	186,960	(26,740,456)	(26,696,604)

2. Adjustment of the forecast of performance results for the period from January 1, 2005 to December 31, 2005 (unless otherwise noted, all amounts are expressed in U.S. Dollars):

	Revenues	Operating profit	Net income
The forecast on March 22, 2005 (A)	750,000	(40,900,000)	(37,700,000)
The forecast on July 17, 2005 (B)	750,000	(37,100,000)	(33,400,000)
Variance (B-A)	0.0	(3,700,000)	(4,300,000)
Variance rate (%)	0.0	—	—
Results of operation in the previous period	490,282	(48,612,386)	(48,272,603)

3. Reason for the Adjustments:

MediciNova calculated the forecast of performance results based on a master services agreement with Argenes, Inc., a Japanese pharmaceutical company headquartered in Tokyo, Japan (whose President is Mr. Masaru Kamishohara). Accordingly, the company included a payment it anticipated receiving pursuant to such agreement as the company’s main revenue for the first half of 2005. However, due to delays related to work to be performed by a contract research organization in connection with the Argenes agreement, it is anticipated that such payment will not be received until the second half of 2005, requiring an adjustment of the forecast of performance results for the first half of 2005 from $42,000 to $32,100. The company has not changed its forecast of performance results for the full fiscal year.

The March 22, 2005 forecast of operating loss and net loss for 2005 was based on the assumption that research and development (R&D) expenses would increase in connection with the progress of clinical trials of product candidates. During the first half of 2005, however, the company has had lower R&D and general administration expenses than expected. In addition, the hiring of personnel including members of the senior management team has been delayed until the second half of 2005. As a result, the forecast of operating loss and net loss was decreased from $18,600,000 and $17,100,000 to $14,200,000 and $12,500,000, respectively. However, this decreased expenditure in the first half of 2005 will be partially offset by increased R&D expense during the second half of 2005 due to the expedited progress of certain clinical trials. The hiring plan for 2005 remains unchanged. As a result of the foregoing, while the forecast of operating loss and net loss for the first half of 2005 requires adjustment, the forecast of operating loss and net loss for the full fiscal year requires less substantial adjustment.

About MediciNova

MediciNova, Inc. is a publicly traded specialty pharmaceutical company focused on accelerating the global development and commercialization of innovative pharmaceutical products. MediciNova’s pipeline, which includes several compounds in clinical testing, targets a variety of prevalent medical conditions, including premature labor, cancer, asthma, multiple sclerosis and anxiety disorders. For more information on MediciNova Inc., please visit www.medicinova.com.

This press release may contain “forward looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause the Company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the risk factors detailed in MediciNova’s Securities and Exchange Commission filings.

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